Exhibit 99.1
Lime Energy Co.
Announces Listing of Common Stock on NASDAQ Capital Market
Ticker Symbol Will Change to LIME
ELK GROVE VILLAGE, IL — February 21, 2008 — Lime Energy Co. (OTCBB: LMEG) announced today that its application for listing on the NASDAQ Capital Market has been approved. The Company has been informed that its common stock will begin trading on the NASDAQ Capital Market on Monday, February 25, 2008.
In connection with the listing on NASDAQ, Lime Energy’s ticker symbol will change to LIME.
The Company applied for listing on the NASDAQ Capital Market because it believes that it will benefit its stockholders through better awareness and visibility of the Company by both institutional and retail investors from being associated with the world’s largest electronic stock market. It is hoped that the listing will provide greater access to capital; increased liquidity, resulting from the greater market depth of the NASDAQ Capital Market; and reduced transaction costs for investors.
About NASDAQ
NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom/.
About Lime Energy Co.
Lime Energy is one of the nation’s leading energy efficiency technology and engineering companies. Lime brings together more than 75 years of experience in design, engineering and installation of energy efficient solutions providing customers with guaranteed saving results and high returns on invested capital. Additional information is available at the Company’s website at www.lime-energy.com or by calling 847-437-1666.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements, including statements regarding listing on the NASDAQ Capital Market, results, performance, prospects and opportunities, all of which are within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially, including the following: uncertainties regarding the benefits of listing of our common stock on the NASDAQ Capital Market; the Company’s performance, prospects and opportunities in the remainder of 2008 and beyond, and general market conditions Certain of these risks are referenced in Lime Energy’s current Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.